Exhibit 10.53

January 19, 2006

Christophe Bianchi

120 East 87th Street #P18D

New York, New York 10128

Dear Christophe,

This letter supersedes and replaces our original offer letter sent to you, dated December 22, 2005.

On behalf of Millennium Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President, Commercial Operations in the Commercial Management group reporting to Deborah Dunsire, Chief Executive Officer. We are very excited about the prospect of you joining Millennium and driving the Company’s commercial success. The offer terms are outlined below and please feel free to call me to discuss them:

1.               Salary:  Your base salary will initially be $415,000 per annum. Your salary will be paid periodically in accordance with the Company’s payroll procedures. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company’s performance and such other factors as may be determined by the Company’s Board of Directors.

2.               Effective Date: The Effective Date of your full-time employment with the Company is February 1, 2006 (the “Effective Date”).

3.               Success Sharing:  You will be eligible to participate in the 2006 Millennium Success Sharing cash bonus program, which includes a fixed percentage of salary target for each position. The funding of the target is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your personal bonus payment may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position is 45% of your annual salary, prorated based on service during the calendar year. Your manager will work with you to establish your individual goals under the Success Sharing program. Bonus payments will be made to eligible and active employees in March of 2007 for the 2006 Success Sharing Plan.

4.               Benefits:  You and your dependents will be eligible for the Company’s standard medical, dental, vision, life insurance, disability benefits and Section 125 cafeteria plan. You will also be eligible to participate in the Company’s 401(k) and Employee Stock Purchase plans. You will accrue vacation at the rate of 1.25 days per month of full-time employment. Standard paid holidays will be observed. Transportation benefits are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time.

5.               Equity Participation

Stock Options: You will be granted stock options exercisable for 200,000 shares of the Company’s Common Stock. One third (1/3) of the total number of stock options will be granted on the last day of the calendar month in which you commence full-time employment with the Company, and one third will be granted on the last day of each of the next two succeeding calendar months. The exercise price of these stock options will be equal to the fair market value of Millennium’s Common Stock on the date of each grant. All options will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In the event of your death while employed by the Company, all options will vest immediately as to all shares. In the event of termination of your employment for any reason (except as set forth in the preceding sentence or, in certain situations, upon a change of control of the Company as provided in the Company’s 2000 Stock Incentive Plan or will be contained in your stock option grant forms), vesting as to all shares shall cease. Provided that you remain employed by the Company, these stock options will be exercisable (as to the vested portion) for 10 years from the date of each grant. A complete description of the terms and conditions of these stock options is contained in the Company’s 2000 Stock Incentive Plan or will be contained in your stock option grant forms.

Restricted Stock:  In addition to the stock options described above, the Company will issue you 30,000 shares of restricted stock under the Company’s 2000 Stock Incentive Plan, which shares will vest one third (1/3) on each of the first, second and third anniversaries of your commencement of employment with the Company, provided that you remain employed by the Company. In the event of your death while employed by the Company, all unvested shares will vest immediately. In the event of termination of your employment for any reason (except as set forth in the preceding sentence or, in certain situations, upon a change of control as provided in the Company’s 2000 Stock Incentive Plan or will be contained in your restricted stock grant form), vesting as to all shares shall cease. A complete description of the terms and conditions of this restricted stock grant is contained in the Company’s 2000 Stock Incentive Plan or will be contained in your restricted stock grant form.

6.               Employment Period:  Your employment with the Company is contingent upon your successful completion of all required background screenings relative to the position you have accepted. Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

7.               Employment Eligibility Verification:  Please note that all persons employed in the United States, are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. Please note:  the I-9 form and valid identification are legal requirements and must be submitted within 3 days of your start date. If you do not submit the required documentation within the 3-day time frame, by law we cannot allow you to continue to work.

8.               Proprietary Information, No Conflicts:  You agree to execute the Company’s standard form of Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

9.               New Employee Orientation: Orientation is held every other week. You will receive a welcome kit in the mail informing you of your orientation date approximately one week prior to your start date.

If your first day of employment with the company is a Monday and coincides with an orientation day, you should arrive at our University Park, 40 Landsdowne Street location for New Employee Orientation, which begins promptly at 8:30 a.m.; commuting directions are enclosed. If you are driving, please park in the Franklin Street parking garage, which can be accessed either from the Franklin or Green Street entrances (near the Star Market and University Park Hotel); both streets are located off of Sidney Street. Please bring your parking ticket to the Millennium receptionist prior to Orientation for validation.

If your first day of employment with the company does not coincide with an Orientation day, you should arrive at your work location and join your department. Your Orientation will be scheduled for the next session, our staff and/or your manager will advise you of the date.

If you have any questions about your Orientation date, please contact Sara Benyamini at 617-551-8878.

10.         Sign-on Bonus:  The Company will pay you a bonus of $25,000 on the date of the first paycheck following commencement of your full time employment. Should you voluntarily resign or be terminated for cause, within 12 months of your starting date after having received this bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus. We will also pay you a bonus of $35,000 on the date of the first paycheck following commencement of your second year of fulltime employment. Should you voluntarily resign or be terminated for cause, within 24 months of your starting date after having received this bonus, the Company reserves the right to seek repayment of all or a pro-rata portion of your bonus.

11.         Retirement Benefits:  On the Effective Date, the Company will credit $100,000 to a tax deferred bookkeeping account (the “Account”) maintained by the Company on your behalf. You will be entitled to direct the investment of such Account in a manner similar to the investment opportunities provided under the Company’s 401(k) program, as amended from time to time. The Account will be adjusted, on a daily basis, by the income, gain or loss (realized and unrealized) resulting from such investment. You will become 1/3 vested in the Account on the second anniversary of the Effective Date and will become vested in an additional 1/3 of the Account on each anniversary thereafter (i.e,, 100% vesting after four years), assuming in each case that you have remained employed with the Company. Six months following your termination of employment with the Company for any reason, you (or, in the event of death, your designated beneficiary) will commence receiving ten annual installment payments equal to the vested portion of the Account (1/10, 1/9, 1/8, etc.), as adjusted to reflect the investment returns during such deferral period. Neither you nor the Company shall have the right to accelerate or defer payment from the Account. You acknowledge that the assets in the Account are the assets of the Company and that your rights to the Account will be no greater than those of a general unsecured creditor of the Company. No right or interest to the Account shall be assignable or transferable or be subject to alienation, anticipation, sale, pledge, encumbrance or similar process or be liable for or subject to any of your debts or liabilities. The provisions of this paragraph are intended to defer the recognition of taxable income by you until the distribution of amounts from the Account without the imposition of any penalties. Accordingly these provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and will be implemented and interpreted in accordance with that intent.

12.         Relocation Expenses:  Upon your acceptance of this offer, you are eligible for reimbursement of the following expenses associated with your relocation. The enclosed relocation tax information will explain relocation tax treatment. Specific relocation information will follow from MSI, Millennium’s relocation company.

•                  Reimbursement for expenses associated with direct-route transportation to Cambridge.

•                  The cost of packing, moving, up to six (6) months temporary storage, and unloading of your household goods and effects using a certified carrier of the Company’s choice.

•                  Temporary housing for up to six months upon your arrival in the Boston area or $3,000 (grossed up) lump sum if housing is not used.

•                  Destination services provided by Corporate Real Estate Services, a division of Hunneman Coldwell Banker.

•                  Closing costs (excluding points) on the purchase of a new home, up to 3% of the purchase price, if purchased within 12 months of your date of hire.

•                  Millennium will reimburse you for reasonable and customary closing costs for your existing home, including real estate commission not to exceed 6%, legal and recording fees, title charges, transfer taxes, documentary stamps, etc.

•                  The Company will provide a lump sum allowance of $2,000 (grossed up) to cover additional relocation related expenses. This sum will be paid to you by MSI once you submit a request for payment.

•                  Up to two house-hunting trips, for up to eight (8) days total, for the purpose of locating suitable housing.

Should you voluntarily resign or be terminated for cause from the Company within one year of relocating, upon request by the Company, you agree to return all or any portion of reimbursed relocation expenses as requested by the Company.

13.         Reimbursement of Relocation Repayment Obligations: In the event that you are required by sanofi-aventis to repay all or a part of the approximately $110,000 previously provided by sanofi-aventis to you as relocation expense, upon receipt by the Company of written documentation evidencing such required repayment to sanofi-aventis, the Company will promptly provide you with a cash payment equal to such required repayment amount. Should you voluntarily resign or be terminated for cause from the Company within one year of the effective date of your full-time employment with the Company, upon request by the Company, you agree to return all or any portion of the reimbursed relocation expenses as requested by the Company.

14.         Severance:  In the event that your employment is terminated by Millennium other than for Justifiable Cause or terminated by you for Good Reason, Millennium will, for the twelve-month period following your termination of employment (the “Severance Period”), pay you a severance payment (the “Severance Payment”) equal to twelve (12) months’ base salary at your then current rate of pay; The Severance Payment will be payable periodically in accordance with Millennium’s payroll procedures as then in effect, commencing with the first payroll period following termination of employment.  In the event your employment is terminated by Millennium for Justifiable Cause or voluntarily by you without Good Reason, you will not be entitled to any Severance Payment.

“Justifiable Cause” shall mean the occurrence of any of the following events: (i) your conviction of, or plea of  nolo contendere with respect to a felony or a crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) your commission of an act, or failure to act, which the Board of Directors of the Company shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties as an employee of the Company, (iv) habitual absenteeism, alcoholism or drug dependence on your part which interferes with the performance of your duties as an employee of the Company, (v) your willful and material failure or refusal to perform your services as an employee of the Company, (vi) any material breach by you to fulfill the terms and conditions under which you are employed by the Company, or (viii) your willful and material failure or refusal to carry out a direct, lawful written request of the Board of Directors or Chief Executive Officer.  In the event that Millennium terminates your employment for Justifiable Cause, Millennium will provide you with a statement of the basis for such termination and an opportunity to respond thereto.

“Good Reason” shall mean any action by the Company without your prior consent which results in (i) any requirement by the Company that you perform your principal duties outside a radius of 50  miles from the Company’s Cambridge location; (ii) any material diminution in your title, position, duties, responsibilities or authority, including your ceasing to report directly to the Chief Executive Officer or to serve as a member of the Company’s executive management team; (iii) any breach by the Company of any material provision contained herein not cured within thirty days’ of written notice thereof; (iv) a reduction in your base salary or a reduction of your target bonus amount to less than 45% of your annual salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation  for all members of the management team); or (v) any acquisition, merger or change of control involving the Company which results in your ceasing to serve as the executive vice president of commercial operations or an equivalent position for the surviving entity.

To signify your acceptance of this offer, please sign the enclosed copy of the offer letter and telephone my assistant Nancy Kennedy at 617-679-7345 to arrange to fax it to me no later than Monday, January 23. After that date, the offer will lapse.

Christophe, all of us here at Millennium are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ LINDA PINE

Linda Pine
SVP, Human Resources

I agree to and accept the terms of this letter as of the date written above:

/s/ CHRISTOPHE BIANCHI
Christophe Bianchi

January 23, 2006

Date